Exhibit 10.3

May 30, 2005

VIA EMAIL

Gray Fredrickson

John Simonelli

Graymark Productions, Inc.

Re:  “First Look” Production and Distribution Partnership/Joint Venture

Dear Gray and John

Pursuant to your conversations with Barry Gordon and myself, and pending final review, the following are the terms and conditions under which Image Entertainment would enter into a “First Look” Production and Distribution partnership with Graymark Productions Inc. for the development of various types of Graymark branded properties to be produced or acquired by the venture:

First Look: Image will have a first look on all projects up to $2,000,000 from Graymark Productions Inc.  The parties anticipate the initial projects hereunder will have budgets up to $500,000.  If Image passes on any projects, Graymark shall have the right to product the projects with another partner and/or distributor without any further obligation to Image.

Newly Produced Features (up to 50% in Image guarantees):  Image would provide up to 50% of each production budget for mutually agreed upon projects.  Graymark will finance the remaining balance of each production budget for the mutually agreed upon projects.  Graymark shall be the primary creative driver on all projects.

Prequel – Sequel Rights:  Image retains the right of first and last negotiation for any remake, prequel or sequel project derived from any project contained herein.  Should the project(s) be of a larger scope and budget than Image is comfortable partnering on, the parties agree to provide an equitable profit participation for Image regardless of who is financing or distributing.

Output Term:  Three (3) years selection term, beginning on the complete Delivery of the 1st program hereunder, Image will have the exclusive option to select any projects from Graymark.  At the end of the 2nd year of the Output Term the paties shall negotiate in good faith to extend the Output Term for an additional 2 years.

Distribution Term:  20 years

Territory:  The world.

Exclusive Distribution Territory and Rights:  Image will be entitled to exclusively distribute and exploit throughout the world all forms of home video and audio (including soundtracks) currently available or hereinafter invented, all forms of Digital exploitation (as defined below), all non-theatrical and airline passenger rights (as defined below).  Graymark and Image shall mutually agree on the method of distribution outside of North America for all rights in all other media.  Image and Graymark will retain their profit participation for all distribution, less any third party distribution fee.  For Domestic theatrical exploitation please see below.

Home Video and Audio Formats Distribution Fee:  All formats of home video and audio currently available or hereinafter invented; Image will receive a 25% distribution fee from gross domestic sales and a back end profit participation from all sales worldwide after a distribution fee (as detailed herein). The actual back-end profit participation percentage shall be equal to the percentage Image funds said project after mutually approved expenses.  For example, if Image guarantees 50% of a budget, Image will be entitled to its 25% distribution fee (for domestic sales) and 50% of back –end home video profits (for all sales worldwide; subject to the cross recoupment as defined herein).  For revenue share units, Image and Graymark will split profits 50/50 after recoupment and expenses.  All international revenue shall be split according to the profit participation above.

Digital Content Distribution: Image, through its subsidiary Egami, shall have worldwide distribution rights for secure digital downloading or streaming of still photos, clips or complete programs to computers, portable devices, mobile phones or other similar devices that utilize industry standard transmission technologies currently available or hereinafter invented.  The parties will split profits 50/50 after expenses and subject to the cross-recoupment provision herein.

Broadcast Formats Distribution Fee:  The parties shall mutually agree on exploitation of the broadcast rights. The parties shall receive profit participation equal to the same percentage of the budget guarantee.  Such profit participation shall be from revenue, less any third party fee and all expenses.  For example if Image and Graymark each guarantee 50% of a budget, Image and Graymark will split the profits, after expenses, 50/50.  This shall be subject to the cross-recoupment provision herein.

International Exploitation Distribution Fee:  The parties shall mutually agree to the exploitation of all rights not otherwise granted to Image hereunder.  The parties shall receive profit participation equal to the same percentage of the budget guarantee.  Such profit participation shall be from revenue, less any third party fee and all expenses.  For example if Image and Graymark each guarantee 50% of a budget, Image and Graymark will split the profits, after expenses, 50/50.  This shall be subject to the cross-recoupment provision herein.

Theatrical Exploitation:  Distribution of the programs theatrically outside of North America shall fall under the International Exploitation paragraph above. In the event that international theatrical distribution requires home video rights to be bundled with theatrical rights for a specific territory, the home video rights for that specific territory shall fall under the International

Exploitation paragraph.  If the parties mutually agree to a North American theatrical release, the parties shall share equally in all expenses and in all profits after expenses for theatrical distribution in North America.

Non-Theatrical:  All non-theatrical including hotels, institutions, military establishments, embassies, inflight and other vessel entertainment.  Unless serviced via standard packaged media distribution, Image and Graymark will split all revenues, after expenses, 50/50 subject to the cross-recoupment provision herein.

Airline Passenger Rights:  Image will have the right to license airlines for passenger use on portable DVD players aboard commercial flights.  Image and Graymark will split all revenue, after expenses, 50/50 subject to the cross-recoupment provision herein.

Delivery:  Delivery will be a Digibeta, high definition video master and film elements (if theatrical); all necessary artwork to create packaging and a two-channel stereo and if applicable, a 24 bit 5.1 surround audio mix.  Delivery for audio will be a CD-R for compact disc release.  Delivery for new audio formats (SACD, DVD-A ect.) will be mutually determined.

Sponsorship, Subsidies, Tax Benefits:  Along with Graymark, Image will have the right to seek sponsorship, subsidy, and tax benefit opportunities for the products hereunder.  Image and Graymark will use 100% of sponsorship, subsidy, and tax benefit monies received to recoup production expenses.  First sponsorship, subsidy, and tax benefit monies received will be allocated and recouped pro-rata against each partner’s percentage of commitment to the overall production budget.  Once the venture has recouped its production expenses, the monies received from sponsorship, subsidy, or tax benefit will be split 50/50.

E&O Insurance:  Graymark will be responsible for obtaining E&O insurance for all projects.  The cost will be considered in the production budget.

Returns:  Image will maintain reasonable reserve for returns.

Cross-Recoupment:  Image and Graymark will earn 25% distribution fees in their territories and respective rights (except the distribution fee shall only be 20% for broadcast in North America), recoup mutually approved direct distribution expenses related thereto and then recoup their respective share of each film’s budget.  If one party is unrecouped, i.e. has not recovered its share of the production budget after fees and expenses, and the other party is recouped, then the unrecouped party will have the right to a full distribution of proceeds, after mutually approved fees and expenses, from all territories and rights until both are completely recouped.

Pictures Uncrossed:  The pictures hereunder will not be crossed against each other for purposes of cross recoupment.

Copyright:  Image and Graymark will share the copyright on all newly produced programs according to the percentage guarantee of each party.  .  For example if Image and Graymark each guarantee 50% of a budget, Image and Graymark will share the copyright 50/50.

Merchandising:  Image will be entitled to merchandising profits for each project; Image will receive its pro-rata profits equal to the same percentage budget guarantee.  For example, if Image guarantees 50% of a budget, Image will be entitled to 50% of merchandising profits.  The parties shall mutually agree upon a strategy for the merchandising exploitation.

Guarantee/Project Funding:  Image will fund all newly produced projects as follows: 20% of guarantee on approved production budget through pre-production, 60% of guarantee through the physical shooting schedule, and 20% through the post production process.

Graymark Branding/Image Corporate Recognition: All projects will be “branded”, marketed, and packaged with the Graymark imprint and will also include the Image logo on all packaging, collateral materials, ect.  All projects will be produced by Graymark and Image will have a mutually agreed upon “Producer” credit in the completed projects.

Buy/Sell Provision:  In the event that either party decides to sell their rights to the programs hereunder, the other party shall have a “first look” right as well as a “last/matching right” to the purchase of such rights.

In the event the foregoing meets with your approval, please sign below.  Please note that by doing so, you are entering into a binding, short-form agreement with Image, which will govern the relationship between the parties until such time (if ever) that a long-form agreement between the parties is fully negotiated and executed, which the parties agree to use good faith efforts to conclude within a reasonable time period after full execution hereof.

We look forward to creating an exciting business venture with you and your group.

Best Regards,

Dennis H. Cho,
SVP Business Affairs, General Counsel

THE ABOVE IS ACKNOWLEDGED AND AGREED

GRAYMARK PRODUCTIONS , INC.

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